UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2005

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33395	42-1406317
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

7711 Carondelet Avenue, Suite 800 St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 9, 2005 we executed an amendment to our Revolving Credit Agreement dated September 14, 2004 with several lending financial institutions, for which LaSalle Bank National Association serves as administrative agent and co-lead arranger, Wachovia Capital Markets, LLC serves as co-lead arranger, Wachovia Bank National Association serves as co-syndication agent and National City Bank of the Midwest serves as co-syndication agent. The amendment increased the total amount available under the credit agreement to $200,000,000 from $100,000,000, including a sub-facility for letters of credit in an aggregate amount up to $50,000,000. In addition, under the amendment the lending institutions released our prior grant of a security interest in the outstanding common stock and membership interests of each of our subsidiaries. The credit agreement is now an unsecured facility.

Borrowings under the credit agreement bear interest based upon LIBOR rates, the Federal Funds Rate or the Prime Rate. Under our current capital structure, borrowings under the credit agreement bear interest at LIBOR plus 1.25%. This rate may change under differing capital structures over the life of the credit agreement. The credit agreement contains non-financial and financial covenants, including requirements of minimum fixed charge coverage ratios, minimum debt-to-EBITDA ratios and minimum tangible net worth. The credit agreement will expire on September 9, 2010 or on an earlier date in the instance of a default as defined in the credit agreement. As of September 9, 2005, under the credit agreement we had $75.0 million in borrowings outstanding and $15.0 million in letters of credit outstanding, and we were in compliance with all covenants.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained above under Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: September 9, 2005	By:	/s/ Karey L. Witty
Karey L. Witty
Senior Vice President and Chief Financial Officer